Exhibit 99.1
Bright Horizons Family Solutions Reports Fourth Quarter and Full Year 2018 Financial Results
WATERTOWN, MA - (Business Wire - February 12, 2019) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality child care and early education, back-up care and educational advisory services designed to help employers and families better address the challenges of work and family life, today announced financial results for the fourth quarter and full year of 2018 and provided guidance for 2019.
Fourth Quarter 2018 Highlights (compared to fourth quarter 2017):

•	Revenue increased 9% to $478 million

•	Income from operations increased 22% to $64 million

•	Net income decreased 9% to $47 million and diluted earnings per common share decreased 8% to $0.79
Non-GAAP measures

•	Adjusted income from operations* increased 19% to $64 million

•	Adjusted EBITDA* increased 14% to $93 million

•	Adjusted net income* increased 22% to $53 million and diluted adjusted earnings per common share* increased 23% to $0.90
Year Ended December 31, 2018 Highlights (compared to year ended December 31, 2017):

•	Revenue increased 9% to $1.9 billion

•	Income from operations increased 16% to $239 million

•	Net income increased 1% to $158 million and diluted earnings per common share increased 3% to $2.66
Non-GAAP measures

•	Adjusted income from operations* increased 14% to $241 million

•	Adjusted EBITDA* increased 10% to $357 million

•	Adjusted net income* increased 17% to $190 million and diluted adjusted earnings per common share* increased 19% to $3.21
“We are pleased to report strong financial results for the fourth quarter and full year 2018,” said Stephen Kramer, Chief Executive Officer.  “Our solid financial results in 2018 reflect the positive momentum across our entire suite of solutions, and we are proud to continue to lead our field in developing and delivering solutions to working families and our client partners that address the challenges for today's workforce. The results of our most recent Modern Family Index show that the need for these supports continues to grow as working mothers still face bias in the workplace that keeps them from advancing in their careers, even as they bring leadership skills that the workplace needs and that employers require to succeed.”
“As we look ahead to 2019 and beyond, we are well positioned to deliver on our growth plans,” continued Kramer. “The investments we have made in technology and in our employees are already making a meaningful impact. We are particularly excited about the success of our new Teacher Degree Program, which is creating a professional career path for teachers, while ensuring we continue to provide quality early education experiences in the classroom for generations to come.”
Fourth Quarter 2018 Results
Revenue increased $38.4 million, or 9%, in the fourth quarter of 2018 from the fourth quarter of 2017 on contributions from new and ramping full-service child care centers, average price increases of 3-4%, and expanded sales of our back-up care and educational advisory services.

Income from operations was $63.7 million for the fourth quarter of 2018, an increase from $52.3 million in the same 2017 period. Increases in revenue and gross profit reflect contributions from enrollment gains in mature and ramping centers, new child care centers, back-up care and educational advisory clients that have increased utilization levels or been added since the fourth quarter of 2017, and strong cost management. These gains were partially offset by investments in marketing and technology to support our customer user experience, service delivery and operating efficiency, and costs incurred during the pre-opening and ramp-up phase of newer lease/consortium centers. Net income was $46.7 million for the fourth quarter of 2018 compared to net income of $51.4 million in the same 2017 period, a decrease of $4.7 million, or 9%. The decrease is primarily attributable to the one-time reduction to tax expense of $22.3 million in the fourth quarter of 2017, offset by a reduction in the federal statutory income tax rate from 35% to 21% in 2018, both of which are associated with the application of the U.S. Tax Cuts and Jobs Act's federal tax legislation, enacted in December 2017. Diluted earnings per common share was $0.79 for the fourth quarter of 2018 compared to $0.86 in the fourth quarter of 2017.
In the fourth quarter of 2018 adjusted EBITDA increased $11.2 million, or 14%, to $93.3 million, and adjusted income from operations increased $10.1 million, or 19%, to $63.7 million, from the fourth quarter of 2017 due primarily to the expanded gross profit. Adjusted net income increased by $9.5 million, or 22%, to $53.2 million on the expanded income from operations and a lower effective tax rate associated with the reduction in the federal statutory rate. Diluted adjusted earnings per common share was $0.90 compared to $0.73 in the fourth quarter of 2017.
As of December 31, 2018, the Company operated 1,082 child care and early education centers with the capacity to serve approximately 120,000 children and families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures.  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock-based compensation expense, and transaction costs. Adjusted income from operations represents income from operations before transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, transaction costs and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP, in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Cash Flow
For the year ended December 31, 2018, the Company generated approximately $294.7 million of cash flows from operations compared to $248.2 million for the same period in 2017 and invested $158.5 million in fixed assets and acquisitions compared to $105.3 million in the same 2017 period. Net cash used in financing activities totaled $134.2 million in the year ended December 31, 2018 compared to $123.9 million during the same 2017 period.  During the year ended December 31, 2018, the Company's cash and cash equivalents decreased $7.8 million to $15.5 million.
2019 Outlook
As described below, the Company is providing certain financial guidance. For the full year 2019, the Company currently expects:

•	Revenue growth in 2019 in the range of 8-10%

•	Net income in 2019 in the range of $170 million to $174 million and diluted earnings per common share in the range of $2.89 to $2.95

•	Adjusted net income in the range of $209 million to $214 million and diluted adjusted earnings per common share in the range of $3.57 to $3.63

•	Diluted weighted average shares of approximately 59 million shares
For a reconciliation of the non-GAAP measures to their most directly comparable GAAP measure, refer to the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through March 5, 2019 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13678193.  The webcast of the conference call, including replays, and a copy of this press release are also available through the Investor Relations section of the Company's web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes statements that express the Company's opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company's actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth plan, strategies, our service offerings, our clients, estimated effective tax rate and tax expense, estimates and impact of excess tax benefits and equity transactions, our investments, including our Teacher Degree Program, and our 2019 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; the impact of recently enacted tax legislation; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 28, 2018, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, expenses related to the completion of debt financing transactions, and expenses associated with completed acquisitions as well as tax effects associated with these items. These adjustments to net income and diluted earnings per common share in future periods are generally expected to be similar to the types of charges and costs excluded from adjusted net income and adjusted diluted earnings per common share in prior quarters, although we can provide no assurance as to the timing or magnitude of any such adjustments. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted net income and adjusted diluted earnings per common share.

About Bright Horizons Family Solutions Inc.
Bright Horizons is trusted by families around the world to provide care and education for their children. Operating approximately 1,100 child care centers, Bright Horizons cares for approximately 120,000 children annually in the United States, the United Kingdom, the Netherlands, Canada and India. Used by more than 1,100 of the world's best employers across industries, Bright Horizons back-up and elder care, education advising, tuition program management, and student loan repayment programs support employees through every life and career stage, and help people succeed at work and at home. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
CFO - Bright Horizons
eboland@brighthorizons.com
617-673-8125
Kevin Doherty
MD - Solebury Communications Group
kdoherty@soleburyir.com
203-428-3233
Media:
Ilene Serpa
VP - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended December 31,
	2018	%	2017	%
Revenue	$478,241	100.0%	$439,879	100.0%
Cost of services	357,607	74.8%	331,738	75.4%
Gross profit	120,634	25.2%	108,141	24.6%
Selling, general and administrative expenses	48,815	10.2%	47,555	10.8%
Amortization of intangible assets	8,092	1.7%	8,320	1.9%
Income from operations	63,727	13.3%	52,266	11.9%
Interest expense—net	(12,049)	(2.5)%	(11,787)	(2.7)%
Income before income tax	51,678	10.8%	40,479	9.2%
Income tax (expense) benefit	(5,021)	(1.0)%	10,965	2.5%
Net income	$46,657	9.8%	$51,444	11.7%

Earnings per common share:
Common stock—basic	$0.80		$0.88
Common stock—diluted	$0.79		$0.86

Weighted average number of common shares outstanding:
Common stock—basic	57,726,263		58,372,989
Common stock—diluted	58,868,992		59,643,750

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Years Ended December 31,
	2018	%	2017	%
Revenue	$1,903,182	100.0%	$1,740,905	100.0%
Cost of services	1,429,927	75.1%	1,310,295	75.3%
Gross profit	473,255	24.9%	430,610	24.7%
Selling, general and administrative expenses	201,591	10.6%	188,939	10.8%
Amortization of intangible assets	32,569	1.7%	32,561	1.9%
Other expenses	—	—%	3,671	0.2%
Income from operations	239,095	12.6%	205,439	11.8%
Interest expense—net	(47,508)	(2.5)%	(44,039)	(2.5)%
Income before income tax	191,587	10.1%	161,400	9.3%
Income tax expense	(33,606)	(1.8)%	(4,437)	(0.3)%
Net income	$157,981	8.3%	$156,963	9.0%

Earnings per common share:
Common stock—basic	$2.72		$2.65
Common stock—diluted	$2.66		$2.59

Weighted average number of common shares outstanding:
Common stock—basic	57,812,602		58,873,196
Common stock—diluted	59,000,669		60,253,691

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$15,450	$23,227
Accounts receivable—net	131,178	117,138
Prepaid expenses and other current assets	47,263	52,096
Total current assets	193,891	192,461
Fixed assets—net	597,141	575,185
Goodwill	1,347,611	1,306,792
Other intangibles—net	323,035	348,540
Other assets	62,628	45,666
Total assets	$2,524,306	$2,468,644
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Borrowings under revolving credit facility	118,200	127,100
Accounts payable and accrued expenses	154,195	132,897
Deferred revenue and other current liabilities	200,640	189,908
Total current liabilities	483,785	460,655
Long-term debt—net	1,036,870	1,046,011
Deferred income taxes	71,306	74,069
Other long-term liabilities	152,868	138,849
Total liabilities	1,744,829	1,719,584
Total stockholders’ equity	779,477	749,060
Total liabilities and stockholders’ equity	$2,524,306	$2,468,644

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Years Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$157,981	$156,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100,943	94,776
Stock-based compensation expense	13,811	12,072
Deferred income taxes	(5,469)	(37,562)
Other non-cash adjustments—net	3,822	10,662
Changes in assets and liabilities	23,659	11,282
Net cash provided by operating activities	294,747	248,193
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets and other—net	(91,432)	(83,837)
Payments and settlements for acquisitions—net of cash acquired	(67,111)	(21,484)
Net cash used in investing activities	(158,543)	(105,321)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility—net	(8,900)	51,100
Principal payments of long-term debt	(10,750)	(8,063)
Purchase of treasury stock	(126,679)	(162,195)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	22,933	26,988
Taxes paid related to the net share settlement of stock options and restricted stock	(7,540)	(29,798)
Other payments	(3,257)	(1,896)
Net cash used in financing activities	(134,193)	(123,864)
Effect of exchange rates on cash, cash equivalents and restricted cash	(103)	1,507
Net increase in cash, cash equivalents and restricted cash	1,908	20,515
Cash, cash equivalents and restricted cash—beginning of period (1)	36,570	16,055
Cash, cash equivalents and restricted cash—end of period (1)	$38,478	$36,570

(1)
Upon adoption of Accounting Standards Update No. 2016-18, Restricted Cash, the Company changed the presentation of the condensed consolidated statements of cash flows for all periods presented. As a result, changes in restricted cash that have historically been presented in operating activities have now been excluded and restricted cash is combined with cash and cash equivalents when reconciling the beginning and ending period balances. Restricted cash is primarily comprised of deposits associated with the Company’s wholly-owned captive insurance company and cash deposits that guarantee letters of credit. Restricted cash is recorded in prepaid expenses and other current assets and other assets on the condensed consolidated balance sheets and totaled $23.0 million at December 31, 2018 and $13.3 million at December 31, 2017.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended December 31, 2018	Full service center-based child care	Back-up care	Educational advisory services	Total
Revenue	$392,529	$65,513	$20,199	$478,241
Income from operations	36,149	21,255	6,323	63,727
Adjusted income from operations	36,149	21,255	6,323	63,727

Three months ended December 31, 2017
Revenue	$362,843	$60,093	$16,943	$439,879
Income from operations	30,368	16,579	5,319	52,266
Adjusted income from operations (1)	31,705	16,579	5,319	53,603

(1)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with a secondary offering and with an amendment to the credit agreement, which have been allocated to the full service center-based child care segment.

Year ended December 31, 2018	Full service center-based child care	Back-up care	Educational advisory services	Total
Revenue	$1,586,323	$245,498	$71,361	$1,903,182
Income from operations	152,006	68,462	18,627	239,095
Adjusted income from operations (1)	153,921	68,462	18,627	241,010

Year ended December 31, 2017
Revenue	$1,457,754	$224,264	$58,887	$1,740,905
Income from operations	130,289	60,373	14,777	205,439
Adjusted income from operations (2)	137,242	60,373	14,777	212,392

(1)
Adjusted income from operations represents income from operations excluding expenses incurred related to an amendment to the credit agreement, a secondary offering, and completed acquisitions, which have been allocated to the full service center-based child care segment.

(2)
Adjusted income from operations represents income from operations excluding expenses incurred related to the disposition of assets in Ireland, amendments to the credit agreement and secondary offerings, which have been allocated to the full service center-based child care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net income	$46,657	$51,444	$157,981	$156,963
Interest expense—net	12,049	11,787	47,508	44,039
Income tax expense (benefit)	5,021	(10,965)	33,606	4,437
Depreciation	17,705	16,167	68,374	62,215
Amortization of intangible assets (a)	8,092	8,320	32,569	32,561
EBITDA	89,524	76,753	340,038	300,215
Additional adjustments:
Deferred rent (b)	262	698	1,317	4,345
Stock-based compensation expense (c)	3,507	3,295	13,811	12,072
Transaction costs (d)	—	1,337	1,915	6,953
Total adjustments	3,769	5,330	17,043	23,370
Adjusted EBITDA	$93,293	$82,083	$357,081	$323,585

Income from operations	$63,727	$52,266	$239,095	$205,439
Transaction costs (d)	—	1,337	1,915	6,953
Adjusted income from operations	$63,727	$53,603	$241,010	$212,392

Net income	$46,657	$51,444	$157,981	$156,963
Income tax expense (benefit)	5,021	(10,965)	33,606	4,437
Income before income tax	51,678	40,479	191,587	161,400
Stock-based compensation expense (c)	3,507	3,295	13,811	12,072
Amortization of intangible assets (a)	8,092	8,320	32,569	32,561
Transaction costs (d)	—	1,337	1,915	6,953
Adjusted income before income tax	63,277	53,431	239,882	212,986
Adjusted income tax expense (e)	(10,124)	(9,736)	(50,345)	(50,819)
Adjusted net income	$53,153	$43,695	$189,537	$162,167

Weighted average number of common shares—diluted	58,868,992	59,643,750	59,000,669	60,253,691
Diluted adjusted earnings per common share	$0.90	$0.73	$3.21	$2.69

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Forward Guidance (h)
	Three Months Ended March 31, 2019		Year Ended December 31, 2019
	Low	High	Low	High
Net income	$38,100	$39,400	$170,400	$174,000
Net income allocated to unvested participating shares	(200)	(200)	(800)	(800)
Income tax expense (f)	9,600	9,700	53,300	54,300
Income before income tax	47,500	48,900	222,900	227,500
Stock-based compensation expense (c)	3,500	3,700	18,500	19,000
Amortization of intangible assets (a)	8,400	8,500	33,500	34,250
Transaction costs (d)	—	—	—	—
Adjusted income before income tax	59,400	61,100	274,900	280,750
Tax impact on adjusted income before income tax (g)	(14,200)	(14,600)	(65,600)	(67,250)
Adjusted net income attributable to common stockholders	$45,200	$46,500	$209,300	$213,500

Per common share information:
Diluted earnings per common share	$0.65	$0.67	$2.89	$2.95
Income tax expense (f)	0.16	0.17	0.91	0.93
Income before income tax	0.81	0.84	3.80	3.88
Stock-based compensation expense (c)	0.06	0.06	0.32	0.32
Amortization of intangible assets (a)	0.14	0.14	0.57	0.58
Transaction costs (d)	—	—	—	—
Tax impact on adjusted income before income tax (g)	(0.24)	(0.25)	(1.12)	(1.15)
Diluted adjusted earnings per common share	$0.77	$0.79	$3.57	$3.63

(a)
Represents amortization of intangible assets, including approximately $4.7 million in each quarter of 2018 and 2017, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents rent expense in excess of cash paid for rent, recognized on a straight line basis over the life of the lease in accordance with Accounting Standards Codification Topic 840, Leases.

(c)	Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

(d)
Represents transaction costs incurred in connection with the disposition of assets in Ireland in July 2017, the May 2017, November 2017, and May 2018 amendments to the credit agreement, the May 2017, November 2017, and March 2018 secondary offerings, and completed acquisitions.

(e)
Represents income tax expense calculated on adjusted income before tax at an effective tax rate of approximately 21% and 24% in 2018 and 2017, respectively. The tax rate for 2018 represents a tax rate of approximately 26% applied to the adjusted income before tax for the full year, less the effect of excess tax benefits related to certain equity transactions of $1.5 million for the three months ended December 31, 2018 and of $12.1 million for the year ended December 31, 2018. The tax rate for 2017 represents a tax rate of approximately 36% applied to the adjusted income before tax for the full year, less the effect of excess tax benefits related to certain equity transactions of $4.3 million for the three months ended December 31, 2017 and of $26.5 million for the year ended December 31, 2017.

(f)
Represents estimated income tax expense using the tax rate of approximately 23% to 24% for the year ended December 31, 2019, based on projected consolidated income before tax and including the impact of excess tax benefits related to certain equity transactions, which the Company estimates will be in the range of $2.5 million to $3.5 million for the three months ended March 31, 2019 and of $7.0 million to $8.0 million for the year ended December 31, 2019. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(g)	Represents estimated tax on adjusted income before income tax using an effective tax rate of approximately 24%.

(h)	Forward guidance amounts are estimated based on a number of assumptions and actual results could differ materially from the estimates provided herein.